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                                                                    EXHIBIT 99.1

Thursday March 21, 11:30 am Eastern Time

Press Release

SOURCE: Ascendant Solutions, Inc.

Ascendant Solutions Announces New Chairman and Adds a New Director

DALLAS, March 21 /PRNewswire-FirstCall/ -- Ascendant Solutions, Inc. (OTC Bulletin Board: ASDS - news) announced that James C. Leslie has been named
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Chairman of the Board, replacing Jonathan R. Bloch who will remain a Director.
Mr. Leslie is a private investor, prior to which he served as President and Chief Operating Officer of The Staubach Company, a full-service international real estate strategy and services firm. Mr. Leslie joined the Board of Directors of the Company in July 2001 when he purchased shares of the Company from its founder. Mr. Leslie currently serves as a Director of AMRESCO Capital Trust and Stratus Properties.

The Company also announced the addition of Richard L. Bloch to the Company's Board of Directors. Mr. Bloch, the father of Jonathan Bloch, is a private investor. Mr. Bloch is a Partner of CLB Partners, a real-estate development and investment firm. President of Pinon Farm, an equestrian training facility and currently serves as a Director of City National Corporation, a holding company for City National Bank. Previously, Mr. Bloch has served as Chairman of the Board of Governors of the National Basketball Association, Chairman of the Board of Columbus Realty Trust and served on the President's Foreign Intelligence Advisory Board. This appointment brings the total number of directors serving on the Ascendant Solutions Board to five.

Ascendant Solutions is currently seeking to acquire manufacturing, distribution or services companies and is actively seeking out possible acquisition candidates. The Company is currently seeking to most effectively deploy its remaining cash, debt capacity (if any) and its net operating loss carryforwards. There can be no assurance that the Company will be successful in any of its acquisition endeavors.

Any statements contained in this news release that are not historical in nature should be considered "forward-looking". Such statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These factors are more fully detailed in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended December 31, 2000 and our Form 10-Q for the quarter ended September 30, 2001.

SOURCE: Ascendant Solutions, Inc.